Exhibit 10.1

AMENDMENT TO cONSULTING AGREEMENT

THIS AMENDMENT TO CONSULTING AGREEMENT, dated as of August 30, 2020, between FlexShopper, Inc., a Delaware corporation (the “Company”), and XLR8 Capital Partners, LLC (the “Consultant”).

W I T N E S S E T H:

WHEREAS, the parties hereto previously entered into a Consulting Agreement, dated as of February 19, 2019 (the “Consulting Agreement”), pursuant to which the Consultant agreed to provide to the Company advice on retailer partnerships, management consulting and mentoring services, marketing consulting, and call center and collection optimization related to both lease-to-own and loan products during an initial term from March 1, 2019 to February 28, 2020, in consideration for monthly compensation originally consisting of the payment of cash and issuance of warrants by the Company;

WHEREAS, the Consulting Agreement was amended by the parties in March 2020 to extend the term of the Consulting Agreement for an additional six months through August 31, 2020 and to eliminate the monthly cash compensation component previously provided in Section 3(a) thereof; and

WHEREAS, the Company and the Consultant wish to again extend the term of the Consulting Agreement and make certain other amendments with regard to the compensation and termination provisions included in the Consulting Agreement;

NOW, THEREFORE, the parties hereto hereby agree that the Consulting Agreement be amended as follows:

1.             Definitions; references; continuation of Consulting Agreement. Unless otherwise specified herein, each term used herein that is defined in the Consulting Agreement shall have the meaning assigned to such term in the Consulting Agreement. Each reference to “hereof,” “hereto,” “hereunder,” “herein” and “hereby,” and each other similar reference, and each reference to “this Agreement” and each other similar reference, contained in the Consulting Agreement shall from and after the date hereof refer to the Consulting Agreement as amended hereby. Except as amended hereby, all terms and provisions of the Consulting Agreement shall continue and remain in full force and effect.

2.              Consulting Engagement; Term. The second sentence of Section 1 of the Consulting Agreement shall be amended to state that the Term, as amended hereby, shall be extended to commence on September 1, 2020 and, unless sooner terminated as provided in the Consulting Agreement, shall continue until February 28, 2021 (the “primary term”). In addition, the Consulting Agreement, without any action by either of the parties hereto, shall be automatically renewed for one successive six-month period thereafter unless otherwise terminated by the Company (based on the affirmative votes of a majority of the Company’s disinterested directors) by giving the Consultant written notice to such effect at least 30 days prior to the expiration of the primary term.

3.              Compensation. With regard to the warrants issuable by the Company to the Consultant as compensation, Section 3(b) of the Consulting Agreement shall be amended to replace the $1.25 alternative minimum strike price per share of the Warrants in the fourth line thereof with a higher minimum strike price equal to $1.60 per share. In addition, in the second sentence of paragraph 3(b), the Warrants issued under the terms of this Amendment will each expire on such date that is four years after the last trading day of the calendar month relating to the applicable monthly Warrant issuance.

4.              Termination. Clause (a) of Section 4 shall be restated to state that either party may terminate the Consulting Agreement for any or no reason by giving at least 30 days’ prior written notice to the other party of its intention to terminate the Consulting Agreement, which notice shall specify the effective date of such termination. A termination of the Consulting Agreement by the Company shall be based on the affirmative votes of a majority of the Company’s disinterested directors.

5.             Governing Law. This Amendment shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws principles that would require the application of any other law.

6.              Counterparts. This Amendment may be executed in counterparts, all of which shall be one, and the same, agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

FLEXSHOPPER, INC.

By:	/s/ R. R. House, Jr.
Name: R. R. House, Jr.
Title: CEO

XRL8 CAPITAL PARTNERS LLC

By:	/s/ Howard Dvorkin
Name: Howard Dvorkin
Title: Manager